Exhibit 10.1
EMPLOYMENT SEPARATION AGREEMENT AND MUTUAL
GENERAL RELEASE OF ALL CLAIMS
     This Employment Separation Agreement and Mutual General Release of All Claims (hereinafter referred to as the “Agreement”) is hereby entered into by and between Ronni L. Sherman (“Executive”) on the one hand, and Stratagene Corporation, a Delaware corporation (the “Company”), on the other hand, as of October 6, 2006.
RECITALS
     WHEREAS, Executive is employed by the Company as the Company’s Executive Vice President and General Counsel pursuant to an at-will employment arrangement between Executive and the Company (the “Employment Arrangement”); and
     WHEREAS, both Executive and the Company have determined that it is in their mutual best interests that Executive resign from her positions as Executive Vice President and General Counsel of the Company and that their employment relationship be separated in the manner set forth in this Agreement; and
     WHEREAS, both Executive and the Company voluntarily elect to terminate the employment relationship and settle any disputes arising from such relationship.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
     1. Employment Status; Transition.
     (a) Executive shall remain employed by the Company on an at-will basis at her current salary of $330,550 per year as Executive Vice President and General Counsel until October 13, 2006 (the “Resignation Date”). Executive hereby irrevocably resigns as an employee of the Company effective as of the Resignation Date.
     (b) For a period of one year following the Resignation Date, Executive shall be available as a consultant to the Company for general business advisory services (and not to provide legal services) in accordance with the form of Consulting Agreement set forth as Exhibit “A” hereto at an hourly rate of $250.00 per hour ($350.00 per hour for attendance at trials, depositions, arbitrations or other legal proceedings as a witness or deponent subject to an 8-hour per day limit) and subject to the retainer provisions of the Consulting Agreement. Except in any case where Executive’s attendance at legal proceedings is pursuant to subpoena or other legal process, written authorization by the Company’s Chief Executive Officer, Chief Financial Officer or Vice President Corporate
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Counsel will be required under the Consulting Agreement prior to initiation of work under the Consulting Agreement.
     (c) Following termination of her employment on the Resignation Date, Executive shall be entitled to continued medical insurance coverage under COBRA at no premium cost to Executive for a period of up to 18 months or until Executive shall have medical benefits coverage through employment with another employer.
     (d) Following the Resignation Date, Executive shall be entitled to retain: (i) one Company personal computer and one printer/fax/scanner for home use (ii) the Company cellular phone; provided that Executive will be responsible for all recurring charges after the Resignation Date and (iii) one of her office file cabinets for home use.
     2. Consideration for Signing Agreement.
     (a) Executive acknowledges and agrees that her execution of this Agreement is a condition of her receiving the following benefits:
     (i) continued employment until the Resignation Date;
     (ii) payment of a lump sum in the amount of $224,875 upon the Effective Date;
     (iii) Executive currently holds options to acquire 139,503 shares of the Company’s common stock (12,703 stock options at an $8.00 per share exercise price of which 7,623 currently are vested and exercisable; 50,000 stock options at an $8.11 per share exercise price of which all are vested and exercisable; 6,250 stock options at a $12.00 per share exercise price of which all are vested and exercisable; and 70,550 stock options at an exercise price of $12.00 per share exercise price of which all are currently vested and exercisable). All options or shares issued pursuant to the stock option agreements shall remain subject to all covenants, conditions and restrictions contained in each applicable stock option agreement and stock option plan and shall not be modified or amended by this Agreement; and
     (iv) so long as Executive has not materially breached her obligations under this Agreement, Executive shall receive four additional $10,000 payments on December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 (it being understood and agreed that if the Company believes that Executive has materially breached or is materially breaching her obligations hereunder, it shall promptly notify Executive in writing of such breach and provide her with a reasonable opportunity to cure such breach).
     (b) These additional separation benefits will become available only upon Executive’s execution of this Agreement and the expiration of the revocation period(s) set forth in Section 6 below (the “Effective Date”), and only if Executive has not revoked this Agreement pursuant to Section 6.
     (c) Executive further understands that the foregoing benefits are the only benefits she is entitled to receive from the Company for signing this Agreement, aside

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from any retirement benefits to which Executive may be entitled under the Company’s 401(k) program.
     3. Personal Time-Off and Other Benefits. The Company agrees to compensate Executive for accrued, unused personal time-off earned through the Resignation Date (such amount to be paid with Executive’s last regular paycheck). Such payments shall be based on Executive’s final salary rate. Executive and the Company acknowledge and agree that, as of September 29, 2006, Executive had 166.27 accrued personal time-off hours. Executive expressly waives her right to any bonus payments under any of the Company’s bonus plans or programs or future stock option grants, except as otherwise determined by the Company’s Board of Directors. Executive acknowledges and agrees that upon her receipt of (a) the foregoing accrued personal time-off, (b) salary through the Resignation Date and (c) the other benefits described in Section 2 above, she will have received full payment and all monies that she earned or was otherwise entitled to during her employment by the Company, and that pursuant to Company policy she is entitled to no additional monies or benefits pursuant to her employment by the Company or as a result of her resignation.
     4. Mutual General Release.
          (a) Executive unconditionally, irrevocably and absolutely releases and discharges the Company and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as any of their present and former employees, officers, directors, shareholders, consultants, insurers, representatives, lawyers, predecessors, agents, successors and assigns (collectively, “Released Parties”) and the Company hereby unconditionally, irrevocably and absolutely releases and discharges Executive from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with the Company, the cessation of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to: any claims arising out of Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act of 1993, as amended, the California Labor Code (including but not limited to Section 970), the Fair Labor Standards Act, as amended, Section 17200 of the Business and Professions Code, the federal and state wage and hour laws, the Americans With Disabilities Act, as amended, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, as amended, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, as amended, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act, the California common law of fraud, misrepresentation, negligence, defamation, infliction of emotional distress, breach of contract, or wrongful termination, and/or any other local, state or federal law, rule or regulation governing employment, discrimination in employment or the payment of wages and benefits. Notwithstanding the foregoing, Executive shall not waive any right to indemnification, arising only under the Company’s Second Amended Restated Articles of Incorporation and Amended and Restated Bylaws, for acts or events occurring prior to Executive’s resignation on the Resignation Date.

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          (b) The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the mutual release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
          (c) The parties declare and represent that they intend this Agreement to be complete and not subject to any claim of mistake, and that the mutual release herein expresses a full and complete release and the parties intend the mutual release herein to be final and complete. The parties execute this mutual release with the full knowledge that this mutual release covers all possible claims against each other, to the fullest extent permitted by law.
          (d) Executive and the Company expressly waive her and its right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or the Company on her or its behalf, related in any way to the matters released herein.
     5. Mutual Release of Unknown Claims. The parties are aware of California Civil Code Section 1542, which provides as follows:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
          With full awareness and understanding of the above provision, the parties each hereby waives any rights they may have under Section 1542, as well as under any other statutes or common law principles of similar effect. The parties each intend to, and hereby do, release each other, and Executive intends to, and hereby does, release the Released Parties, from claims which they do not presently know or suspect to exist at this time.
     6. Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that:
     (a) This Agreement includes a waiver and release of Executive’s claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.;
     (b) Executive has the right to consult with an attorney before signing this Agreement;
     (c) Executive has twenty-one (21) days from October 6, 2006 to consider this Agreement, although she may waive such period by signing this Agreement sooner; and
     (d) Executive has seven (7) days after signing this Agreement to revoke this Agreement and this Agreement will not be effective until that revocation period has expired.

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     7. Confidentiality of Agreement. Except as may be required by law, neither party, nor any person acting by, through, under or in concert with them, shall disclose the terms of this Agreement to any individual or entity.
     8. Proprietary Information Clause. Executive acknowledges that the information, observations and data obtained by her during the course of or related to her employment with the Company (including, without limitation, financial information, shareholder information, product design information, business plans, marketing plans or proposals and customer lists and other customer information) are the sole property of the Company and constitute trade secrets of the Company. Executive agrees to promptly return all files, customer lists, financial information or other Company property which are in Executive’s possession or control without making copies thereof; provided, however, that Executive shall retain any such materials to the extent reasonably necessary for her to provide the consulting services contemplated hereunder, and; provided, further, that Executive may retain any such materials that are publicly available or otherwise do not contain proprietary non-public information. Executive further agrees that she will not disclose to any person or use for her own account any such information, observations or data without the written consent of the Company’s Chief Executive Officer, unless and to the extent that the aforementioned matters become generally known to and available for use by the public, other than as a result of Executive’s acts or omissions to act, which acts or omissions were unauthorized and against the Company’s interest. Further, Executive acknowledges that any unauthorized use of the above-described confidential information will cause irreparable harm to the Company and will give rise to an immediate action by the Company for injunctive relief.
     9. Unfair Competition.
     (a) For a period of three (3) years from the Resignation Date, Executive agrees not to directly or indirectly (whether as an employee, director, owner, stockholder, consultant, limited or general partner or otherwise), for herself or for any other person or entity, (i) solicit from the Company any employee or customer who is or which as of the Resignation Date was a customer or employee of the Company or its affiliates or whose identity is known to Executive as one whom the Company or its affiliates intend to solicit, (ii) make known to any other organization or firm the names of customers of the Company for purposes of competing with the Company, (iii) engage in any unfair competition with the Company or (iv) otherwise interfere with the Company’s operations.
     (b) Executive acknowledges that any unauthorized solicitation, diversion of business or misuse of trade secret or proprietary information belonging to the Company, or in violation of Sections 8 or 9 of this Agreement will result in irreparable harm to the Company and will give rise to an immediate action by the Company for injunctive relief.
     10. No Lawsuits. Each party represents that there are no lawsuits pending by such party against the other party (or the Released Parties, as applicable). Each party promises never to file a lawsuit asserting any claims that are released in this Agreement or in the Amendment required in Section 16(1) hereof.
     11. Cooperation Clause. Executive agrees to use all commercially reasonable efforts to cooperate with the Company and its counsel in its defense of, or other participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other action

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which has been or may be filed relating to the period during which Executive was engaged in employment with the Company. Executive further agrees to present a positive public image regarding the Company and not to disparage or otherwise publish or communicate negative statements or opinions about the Company in any way. Except in the capacity of an employee or consultant as provided herein, Executive shall not communicate, directly or indirectly, with shareholders of the Company or their representatives concerning the management of the Company, the operations of the Company or the financial status of the Company. Executive shall take no action that is intentionally detrimental to the interests of the Company or its management.
     12. Non-disparagement. Each party to this Agreement promises not to disparage or otherwise publish or communicate derogatory statements or opinions about the other to any third party.
     13. Breach of Agreement. Executive agrees that if she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against the Company or the Released Parties, or any of them, any of the claims released hereunder or to be released hereunder, Executive shall pay to the Company or Released Parties, and each of them, in addition to any other damages caused to the Released Parties thereby, all attorneys’ fees incurred by the Company or the Released Parties in defending or otherwise responding to said suit or claim.
     14. Remedy for Executive’s Breach. In the event that Executive willfully breaches her material obligations under this Agreement, in addition to whatever other rights the Company may have, Executive shall forfeit her right to receive any further payments under this Agreement.
     15. Encouragement to Consult with Attorney; Tax Matters. Executive has the right to consult with an attorney and is encouraged to do so before signing this Agreement. Executive understands that whether or not to do so is Executive’s decision and if it is done, it is done at Executive’s expense. Executive further acknowledges that the benefits provided in this Agreement may have tax consequences, that the Company has not provided any tax advice and that Executive is free to consult with an accountant, legal counsel or other tax advisor regarding the tax consequences.
     16. Miscellaneous Provisions.
     (a) The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.
     (b) Executive acknowledges and agrees that she has read this Agreement carefully, understands all of its terms and agrees to those terms voluntarily.

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     (c) This Agreement represents the sole and entire agreement between the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions between Executive and the Company with respect to the subject matter contained herein. The parties hereto agree that this Agreement supersedes the Employment Arrangement, and that from the date hereof the Employment Arrangement will be null and void and of no further force or effect.
     (d) No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.
     (e) This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not effect the construction of this Agreement.
     (f) Both Executive and the Company understand and agree that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by either party.
     (g) The parties in good faith shall seek to amicably resolve any disputes arising out of or relating to this Agreement. If either party reasonably concludes that such a dispute will not be resolved despite such good faith efforts, following sixty (60) day prior written notice to the other party, such dispute shall be submitted to final, binding arbitration before JAMS. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, as modified below. The parties shall at all times and in good faith use reasonable efforts to resolve the dispute before an arbitration proceeding is instituted pursuant to this Agreement and shall, at all times after a dispute has been submitted to arbitration, continue to act in good faith and continue to use reasonable efforts to resolve the dispute. The arbitration shall take place in San Diego, California, before a sole mutually acceptable arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State and at the location designated by the arbitrator. The parties to the dispute may mutually agree to another location. If a party to a dispute fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding such failure to appear. Judgment on the award may be entered in any court having jurisdiction. If the parties to the dispute are unable to agree on the choice for an arbitrator within ten (10) days after the matter has been submitted to arbitration, any party to the dispute may request JAMS to furnish to the parties a list of five (5) available arbitrators. After receipt of such list and an opportunity to consider the names, each party to the dispute may designate in writing to JAMS not more than two (2) names to be eliminated from the selection process. Failure of a party to the dispute to provide such designation in writing to JAMS within ten (10) days after such party’s receipt of the list of arbitrators from JAMS shall be deemed to be the party’s approval of all of the listed arbitrators. If more than one (1) name remains after such eliminations are timely made, the selection of the arbitrator shall be made by a lot from the remaining names. The expenses, wages and other compensation of any witnesses called before the arbitrator or any expert retained in connection with the arbitration shall be borne by the party to the

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dispute calling the witnesses or retaining the expert, as applicable. The fee for the arbitration, the arbitrator’s fees and expenses, the cost of any hearing room, and the cost of a shorthand or similar reporter and the original transcript shall all be borne equally by the parties.
     (h) Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by U.S. Mail, return receipt requested, first-class or express postage prepaid, as follows:
     If to the Company:
Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, California 92037
Attn.: Joseph A. Sorge
     with a copy to:
Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, California 92101
Attn.: Thomas A. Edwards, Esq.
Telecopy: (619) 696-7419
     If to Executive:
     Such address as designated by the Executive;
     with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attn.: John J. Cannon, III, Esq.
Telecopy: (646) 848-8159
or such other address as one party may have furnished to another party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     (i) No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     (j) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.
     (k) EACH PARTY HERETO ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A MUTUAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     (l) Executive and the Company agree to execute the attached Amendment to this Agreement on or about the Resignation Date in order to extend and reaffirm the promises and covenants made by her or it in this Agreement, including, but not limited to, the mutual general release of all claims. If Executive or the Company fails to execute the Amendment to this Agreement on or about the Resignation Date, or if Executive effectively revokes the acceptance of the Amendment, the mutual release will not be effective for the period between the Effective Date and the Resignation Date and Executive will return all amounts received pursuant to Section 2(a)(ii) and (iv) of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

STRATAGENE CORPORATION, a Delaware corporation

	By:	/s/ Joseph A. Sorge, M.D.
/s/ Ronni L. Sherman	Name:	JOSEPH A. SORGE, M.D.
RONNI L. SHERMAN	Title:	CEO

Dated:October 6, 2006	Dated:October 6, 2006

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EXHIBIT “A”
FORM OF CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement’) is entered into by and between Stratagene Corporation (the “Company”) and Ronni L. Sherman (the “Consultant”) effective as of October 13, 2006.
RECITALS
     WHEREAS, the Company and Consultant have entered into an Employment Separation Agreement and Mutual General Release of all claims (the “Separation Agreement”) dated October 6, 2006; and
     WHEREAS, in accordance with the Separation Agreement, both the Company and the Consultant believe that their mutual interests will be best served if the Company retains the services and expertise of the Consultant to provide consulting services to the Company as described herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:
     1. Consultant Services. Consultant agrees, for the period October 13, 2006 until terminated pursuant to Section 8 hereof (the “Consulting Period”), to perform business advisory consulting services for the Company and its counsel and accountants (but not legal services), if and as requested and previously authorized by the Company’s Chief Executive Officer, Chief Financial Officer or Vice President Corporate Counsel. Consultant’s services shall be of an advisory nature and the Company shall not have any obligation to follow such advice. Consultant will be available and is obligated to provide services, as reasonably requested from time to time by the Company, so that the Company may obtain the full value of the retainer amounts stated in Section 2(b) of this Agreement.
     2. Compensation.
          (a) The Company shall pay Consultant at the rate of $250 per hour for any consulting services requested and provided pursuant to this Agreement. The Company agrees to increase this hourly rate to $350 solely for attendance at trials, depositions, arbitrations or other legal proceedings where Consultant’s presence as a witness or deponent was expressly requested and authorized by the Company; provided, however, that Consultant shall not be compensated for more than eight billable hours during any single calendar day for trial or deposition services.
          (b) The Company agrees that Consultant shall receive a $10,000 retainer payable in advance for each of the first four three-month periods after the date of this

Exhibit A-1	Initial:

Agreement. Half of the amounts of the bills for services performed by Consultant will be credited first against any unused retainer amount and half of the amounts on the bills for services shall be paid by the Company by check or wire transfer (within ten (10) business days following receipt of invoices and descriptions therefor). At such point as the billings for such services rendered in any three-month period exceed $20,000 and the $10,000 retainer amount shall have been fully utilized, the Company will pay to Consultant by check or wire transfer any remaining amounts due for services rendered hereunder within ten (10) business days following receipt of invoices and descriptions therefor. In the event billings against the retainer for services requested and performed during any three-month period are less than $10,000, Consultant shall not be required to refund any unused retainer amounts to the Company. No further retainer amounts shall be required after the first twelve months of this Agreement. The retainer payments described herein are separate from, and in addition to, the payments described in Section 2(a)(iv) of the Separation Agreement.
     3. Independent Contractor. During the Consulting Period, Consultant will not be an employee of the Company, but will have the relationship of an independent contractor to the Company. As an independent contractor, Consultant shall have the sole responsibility and obligation to report his net earnings hereunder and otherwise as received as self-employment income on Consultant’s tax returns and to pay such taxes as are required by law. The parties agree that Consultant is an independent contractor and that, as such, the Company shall have no right, responsibility or obligation to withhold income or payroll taxes under the United States Insurance Contributions Act or under state unemployment, disability or other laws from amounts due to Consultant from the Company hereunder or to pay employer payroll taxes thereon under such laws or to withhold special or general funds, assessments, or taxes generally collected by employers for the use and benefit of employees.
     4. Cooperation. After the conclusion of the Consulting Period, Consultant agrees to cooperate fully with the Company and its counsel, accountants and investigators in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint, or other action which has been or may be filed relating to the period Consultant was engaged in consulting with the Company, on reasonable terms and with reasonable notice as shall be agreed by the parties.
     5. Proprietary/Privileged Information Clause. Consultant acknowledges that certain information, observations, and data obtained by her during the course of the term of this Agreement (including, without limitation, certain financial information, shareholder information, insurance information, business plans, marketing plans or proposals and/or customer lists and other customer information) are the sole property of the Company and constitute trade secrets of the Company. Consultant agrees to promptly return all files, customer lists, financial information, or other Company property without making copies thereof which are in Consultant’s possession or control; provided, however, that Executive shall retain any such materials to the extent reasonably necessary for her to provide the consulting services contemplated hereunder; and, provided, further, that Executive may retain any such materials that are publicly available or otherwise do not contain proprietary non-public information. Consultant further agrees that she will not disclose to any person or use any such privileged, confidential, or trade secret information, observations or data without the written consent of the Chief Executive Officer, Chief Financial Officer or Vice President Corporate Counsel of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public, other than as a result of Consultant’s acts or omissions to act,

Exhibit A-2	Initial:

which acts or omissions were unauthorized and against the Company’s interest. Further, Consultant acknowledges that any unauthorized use of privileged, confidential or trade secret information will cause irreparable harm to the Company and will give rise to an immediate action by the Company for injunctive relief. If Consultant is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if she is contacted by any third person requesting such information, she will immediately notify the Chief Executive Officer of the Company and will fully cooperate with the Company in minimizing the disclosure thereof.
     6. Remedies for Breach. In the event that Consultant willfully and materially breaches his obligations under this Agreement, in addition to whatever other rights the Company may have, Consultant shall forfeit his right to receive any further payments or benefits under this Agreement.
     7. Termination. This Agreement shall terminate on October 13, 2007 unless extended by mutual agreement of the parties.
     8. Non-Waiver of Breach. Either party may waive any breach of this Agreement by the other party, but no such waiver shall be deemed to have been given unless such waiver be in writing, signed by the waiving party and specifically designate the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.
     9. Non-Assignment. Neither party may assign its obligations hereunder without the prior written consent of the other party.
     10. Miscellaneous Provisions.
     (a) Provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.
     (b) Consultant acknowledges and agrees that she has read this Agreement carefully, understands all of its terms and agrees to those terms voluntarily.
     (c) This Agreement and the Separation Agreement represent the sole and entire agreements between the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions between the Consultant and the Company with respect to the subject matters contained herein.
     (d) This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.
     (e) The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement, or breach thereof, shall be submitted to final and binding arbitration. The arbitration shall take place in the State of California. Unless the parties mutually agree otherwise, the arbitration shall be conducted in the same manner provided under Section 16(g) of the Separation Agreement.

Exhibit A-3	Initial:

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

CONSULTANT	THE COMPANY

STRATAGENE CORPORATION, a Delaware corporation

By:

Ronni L. Sherman	Name:
Title:

Date:	Date:

Exhibit A-4

EXHIBIT “B”
AMENDMENT TO EMPLOYMENT SEPARATION AGREEMENT
AND MUTUAL GENERAL RELEASE OF ALL CLAIMS
     This Amendment to the Employment Separation Agreement and Mutual General Release of All Claims (“Amendment”) is made by Stratagene Corporation (the “Company”) and Ronni L. Sherman (“Executive”) and amends the Employment Separation Agreement and Mutual General Release of All Claims between those same parties (“Separation Agreement”) by extending the promises and mutual agreements of each and every paragraph and subparagraph except section 6 of the Separation Agreement through the Resignation Date.
     This Amendment also is intended to satisfy the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f). Accordingly, by signing this Amendment where indicated below, Executive acknowledges that (a) she has read and understands the terms of this Amendment, (b) she has been advised to consult an attorney at her own expense, if desired, and (c) she has considered such legal counsel as she deems necessary, such that she is signing this Amendment freely, knowingly and voluntarily. Executive acknowledges she will have twenty-one (21) days to consider whether or not to sign this Amendment (although she may elect not to use the full 21-day period at her option). After Executive signs this Amendment, she will promptly deliver it to the Company. Release of any Age Discrimination in Employment Act (ADEA) claims contained in this Amendment shall not become effective or enforceable until the eighth day after the Amendment is signed (“Amendment Effective Date”). The remaining provisions of this Amendment, except for release of any ADEA claims, will remain in effect notwithstanding any revocation. In other words, Executive may revoke her acceptance of this Amendment to the extent it releases any ADEA claims within seven (7) days after she signs it. Executive’s revocation must be in writing and received by the Company, on or before the seventh day after it is signed, to be effective. If Executive does not revoke her acceptance on or before that date, her acceptance of the release of her ADEA claims contained in this Amendment shall become binding and enforceable on the eighth day after it is signed. Should Executive exercise such a revocation, she shall also return funds representing her payments received pursuant to Section 2(a)(ii) and (iv) of the Separation Agreement. The release of any ADEA claims will become effective after the Amendment Effective Date, provided Executive has not exercised her right to revoke such claims as described in this paragraph. This Amendment does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Amendment.
[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Exhibit B-1	Initial:

     THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: October 13, 2006	By:	/s/ Ronni L. Sherman
Ronni L. Sherman

Dated: October 13, 2006		STRATAGENE CORPORATION, a Delaware corporation

	By:	/s/ Steve Martin
	Name:	Steve Martin
	Title:	Vice President and CFO

Exhibit B-2	Initial: